Exhibit 99.1

Real Goods Solar Reports Fourth Quarter and Full Year 2012 Results

Louisville, CO, April 1, 2013 – Real Goods Solar, Inc. (NASDAQ: RSOL), a nationwide leader of turnkey solar energy solutions for residential, commercial, and utility customers, reported results for the fourth quarter and full year ended December 31, 2012.

Q4 2012 Highlights

•

Completed more than 7 megawatts (MW) of residential and commercial projects in Q4 resulting in over 26 MW of total installations for the full year, leading to a major company milestone of more than 100MW in total completed projects.

•	Improved working capital management, which primarily drove the increase in cash at quarter-end to $10.4 million from $3.8 million at the end of the previous quarter.

•

Secured more than 5MW in solar power projects across Arizona and California in key education, municipal, and commercial market segments, including the Crane school district in Arizona to provide 1.7MW of solar on five school sites. In total, secured more than 6MW of new commercial projects in Q4. Advanced relationship with a northeast grocery chain to install more than 2.6MW of solar, with approximately 800 kilowatts installed in Q4.

•	Implemented organizational changes that substantially enhanced productivity and reduced operating expenses quarter over quarter, setting the stage for improved results in 2013.

Q4 2012 Financial Results as Compared to the Same Year-Ago Quarter

Net revenue for the fourth quarter of 2012 decreased 33% to $26.8 million from $40.3 million in the same period last year. The decline in revenue is attributable in part to the direct supplying to customers by financing companies of certain components used in residential installation. Sourcing of such components in conjunction with the associated financing allowed residential customers to take advantage of certain expiring tax benefits, and are referred to as “safe harbor” installations. While the company recognized lower revenue from safe harbor installations, the company’s gross margin dollars were similar to non-safe harbor installations. In addition, results in the fourth quarter of 2011 benefited from the one-time impact of the impending expiration of certain tax incentives at year end. These tax incentives resulted in the acceleration of construction of some projects from 2012 into 2011.

Gross profit decreased by $4.1 million to $5.5 million, or 20.7% of net revenue, for the fourth quarter of 2012 from $9.6 million, or 23.9% of net revenue, in the same period last year. The gross margin decrease primarily reflects the impact of lower pricing related to commercial projects in 2012.

Operating expenses were approximately $8.9 million for the fourth quarter of 2012 compared to $9.5 million for the same period last year. The decrease in operating expenses reflects generally lower compensation expenses and improved productivity as a result of process improvements and consolidation of support operations at the company’s corporate headquarters in Colorado.

Operating loss for the fourth quarter of 2012 was $3.3 million compared to operating income of $0.2 million for the same quarter last year.

Net loss for the fourth quarter of 2012 was $3.8 million, or $(0.14) per share, compared to net income of $0.1 million, or $0.00 per share, for the same quarter last year. The net loss primarily reflects the impact of lower pricing related to commercial projects, as well as an increase in interest expense in the fourth quarter of 2012 compared to the same year-ago quarter.

Cash was $10.4 million at December 31, 2012. On March 27, 2013, the company obtained an extension of its $6.5 million revolving line of credit with Silicon Valley Bank through September 30, 2013. In addition, the company extended the maturity date of the $6.85 million of related party debt, to April and May 2014.

Fiscal Year 2012 Financial Results

Net revenue for 2012 decreased 15% to $92.9 million from $109.3 million for 2011. The decline in revenue is primarily attributable to the aforementioned safe harbor activity. While the company recognizes lower revenue from safe harbor installations, gross margin dollars were similar to non-safe harbor installations.

Gross profit decreased by $4.8 million to $23 million, or 24.8% of net revenue, for 2012 compared to $27.9 million, or 25.5% of net revenue for 2011. The gross margin decrease primarily reflects the impact of lower pricing related to commercial projects in 2012.

Operating expenses were approximately $38.7 million for 2012 compared to $27.7 million for 2011. The increase in operating expenses reflects costs associated with the integration of and reorganizations related to the Alteris acquisition and centralizing of various support functions at the company’s headquarters in Colorado.

Net loss for 2012 was $47.2 million, or $(1.77) per share, compared to a loss of $1.9 million, or $(0.08) per share, in 2011. The increase in the loss reflects the operating factors indicated above. In addition, the company recorded goodwill and other asset impairments of $22 million and a $9.3 million increase in the provision for income taxes, which reflects the establishment of a valuation allowance for net deferred tax assets.

Management Commentary

“It is clear that 2012 was a challenging year for the company,” said Real Goods Solar CEO Kam Mofid. “In the first half of 2012, we struggled to meet our financial objectives due to challenges with the Alteris integration, while also managing a number of key organizational and process changes. However, by the end of the second half, we overcame these challenges and achieved major improvements in Q4 that set the stage for a strong 2013.

“I am proud of what our employees have achieved, as well as the passion and dedication everyone has demonstrated in driving this turnaround. In the fourth quarter, we not only reduced SG&A significantly, but improved the topline, achieved major wins in the commercial sector, and ended the quarter in a much stronger cash position than the prior quarter. We also developed and began to deploy a well-defined and clear roadmap toward sustainable and profitable growth both in residential and commercial markets.

“The implementation of our strategic roadmap gained further momentum in 2013, as we partnered with a leading homebuilder to deploy solar in several new California communities and with an eye to expand to other solar-friendly states. We also bolstered our residential financing offerings through a new partnership with SunRun, a leading residential solar financing company. And more recently, we formed a new e-commerce business unit and launched our new online store, Shop.RealGoods.com, offering the latest in solar power and environmentally friendly solutions for both home and business.

“As a leading downstream solar solutions provider, we will continue to leverage our now more efficient and scalable infrastructure to penetrate key markets and expand our western and northeastern footprints. We will take advantage of the decreasing costs of PV systems in contrast to the generally increasing cost of utility bills, which together work to expand our addressable market by making the environmental benefits of solar more economically compelling.

“We also recently welcomed Tony DiPaolo as our new CFO, and we believe his strong track record of improving results and supporting organizations through periods of change and rapid growth will help us continue to strengthen Real Goods Solar and build shareholder value.”

DiPaolo commented: “I am excited to join the Real Goods Solar team, especially at this pivotal stage in its growth and development. The solar sector has been one of the fastest growing industries in the country and in many ways the journey to bring solar to the mainstream has only just begun. As one of the oldest and a pioneering firm in the solar energy, Real Goods Solar has a powerful history and legacy to build upon and make solar an increasing part of our nation’s total energy mix.”

Conference Call and Webcast

Real Goods Solar will hold a conference call to discuss its fourth quarter 2012 financial results on Tuesday, April 2, 2013 at 11:00 a.m. Eastern time. Management will host the presentation, followed by a question and answer period.

Date: Tuesday, April 2, 2013

Time: 11:00 a.m. Eastern time (9:00 a.m. Mountain time)

Dial-In Number: 1-877-941-4774

International: 1-480-629-9760

Conference ID#: 4611138

Webcast: http://public.viavid.com/index.php?id=104065

The conference call will be webcast live and available for replay via the investor relations section of the company’s website at RealGoodsSolar.com. Supplemental earnings materials for the conference call are available in the investor relations section of the company’s website.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 2:00 p.m. Eastern time on the same day through April 9, 2013.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pin number: 4611138

About Real Goods Solar, Inc.

Real Goods Solar, Inc. (NASDAQ: RSOL) is the nation’s pioneer in delivering commercial, residential and utility turn-key solar energy solutions. Beginning with the very first photovoltaic panel sold in the U.S. in 1978, the company has installed more than 14,500 solar power systems representing more than 100 megawatts of clean energy. As one of the nation’s largest and most experienced solar power installers, the company has 15 offices across the West and the Northeast. Real Goods Solar makes it easy for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support. For more information about Real Goods Solar, go to RealGoodsSolar.com or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Investor Relations:

Ron Both

Liolios Group, Inc.

Tel (949) 574-3860

RSOL@liolios.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)	Three Months Ended December 31, 2012		Three Months Ended December 31, 2011
Net revenue	$26,830	100.0%	$40,292	100.0%
Cost of goods sold	21,281	79.3%	30,674	76.1%

Gross profit	5,549	20.7%	9,618	23.9%
Operating expenses	8,869	33.1%	9,451	23.5%

Income (loss) from operations	(3,320)	-12.4%	167	0.4%
Interest expense	(495)	-1.8%	(73)	-0.2%

Income (loss) before income taxes	(3,815)	-14.2%	94	0.2%
Income tax benefit	—	—%	(22)	-0.1%

Net income (loss)	$(3,815)	-14.2%	$116	0.3%

Weighted-average shares outstanding:
Basic	26,694		26,655
Diluted	26,694		26,655
Net income (loss) per share:
Basic	$(0.14)		$0.00
Diluted	$(0.14)		$0.00

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)	Year Ended December 31, 2012		Year Ended December 31, 2011
Net revenue	$92,891	100.0%	$109,257	100.0%
Cost of goods sold	69,859	75.2%	81,397	74.5%

Gross profit	23,032	24.8%	27,860	25.5%
Operating expenses	38,716	41.7%	27,743	25.4%
Acquisition-related costs	—	—%	2,393	2.2%
Goodwill and other asset impairments	22,012	23.7%	—	—%

Loss from operations	(37,696)	-40.6%	(2,276)	-2.1%
Interest expense	(790)	-0.8%	(184)	-0.1%

Loss before income taxes	(38,486)	-41.4%	(2,460)	-2.2%
Income tax expense (benefit)	8,720	9.4%	(560)	-0.5%

Net loss	$(47,206)	-50.8%	$(1,900)	-1.7%

Weighted-average shares outstanding:
Basic	26,673		23,572
Diluted	26,673		23,572
Net loss per share:
Basic	$(1.77)		$(0.08)
Diluted	$(1.77)		$(0.08)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash	$10,390	$11,813
Restricted cash	—	172
Accounts receivable, net	13,902	21,539
Costs in excess of billings on uncompleted contracts	5,288	5,411
Inventory, net	5,711	12,264
Deferred costs on uncompleted contracts	896	1,313
Receivable and deferred tax assets	200	3,333
Other current assets	1,930	1,014

Total current assets	38,317	56,859
Property and equipment, net	3,991	6,930
Deferred tax assets	—	5,444
Goodwill	—	19,885
Other intangibles, net	—	390
Other assets	—	41

Total assets	$42,308	$89,549

Liabilities and shareholders’ equity
Current liabilities:
Line of Credit	$6,498	$—
Accounts payable	15,887	27,785
Accrued liabilities	4,943	3,292
Billings in excess of costs on uncompleted contracts	2,975	2,144
Payable to Gaiam	64	476
Related party debt	6,850	1,700
Debt	114	197
Capital lease obligations	213	126
Deferred revenue and other current liabilities	396	2,388

Total current liabilities	37,940	38,108
Debt, net of current portion	69	202
Capital lease obligations, net of current portion	374	433

Total liabilities	38,383	38,743

Total shareholders’ equity	3,925	50,806

Total liabilities and shareholders’ equity	$42,308	$89,549